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                                                                   EXHIBIT 10(C)

                                                                       DRAFT
                                                                      4-28-97


                         FIRST CHICAGO NBD CORPORATION
                             EXECUTIVE ESTATE PLAN
                           Effective January 1, 1997


1.  Purpose.

     The FIRST CHICAGO NBD CORPORATION EXECUTIVE ESTATE PLAN (hereinafter called the "Plan") is established and maintained to provide designated senior officers of the Corporation with competitive death benefit coverage. This document is an amendment and restatement of the NBD Bancorp, Inc. Executive Estate Plan and the First Chicago Corporation Executive Estate Plan.

2.  Definitions.

     (a) Committee means the Organization, Compensation and Nominating Committee of the Board of Directors of First Chicago NBD Corporation.

     (b) Corporation means First Chicago NBD Corporation or its successor or successors and its 50% or more owned subsidiaries.

     (c) Disability means disability as defined under the PPAP.

     (d) Disabled Participant means a Participant who prior to his or her Retirement incurs a Disability while a Participant under the Plan from which he or she has not recovered.

     (e) Participant means a designated senior officer of the Corporation who becomes and remains a Participant in the Plan as provided in Section 6 of the Plan.

     (f) PPAP means the First Chicago NBD Corporation Personal Pension Account Plan, as it may be amended from time to time.

     (g) Retired Participant means a Participant whose employment with the Corporation terminates as the result of Retirement hereunder and who does not subsequently resume such employment.

     (h) Retirement means the cessation of employment with the Corporation on or after the date a Participant completes fifteen (15) years of vesting service under the PPAP and attains age fifty-five (55).
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3.  Effective Date and Duration.

     The Plan shall be effective as of January 1, 1997. The Plan shall continue until it is terminated by the Board of Directors of First Chicago NBD Corporation as provided in Section 12.

4.  Administration.

     The Committee shall be responsible for the general operation and administration of the Plan and shall have the authority to interpret the Plan and to adopt administrative rules and regulations governing its operation. The Committee may delegate the performance of administrative functions to the Secretary of the Committee.

5.  Fund.

     The death benefits payable under the Plan shall be paid out of the general assets of the Corporation.

6.  Participation.

     (a) Designated Officers. Eligibility and participation in the Plan shall be limited to executive officers of the Corporation as designated and selected by the Chief Executive Officer of the Corporation in his sole discretion. The Chief Executive Officer of the Corporation shall individually select and designate each eligible officer for participation, who shall become a Participant as of the date specified by the Committee. In addition, participants under the NBD Bancorp, Inc. Executive Estate Plan ("NBD Plan") who are not executive officers of the Corporation and are employed by the Corporation on January 1, 1997 shall also be eligible.

     (b) Pre-1997 Retired Participants. Participants under the NBD Plan and the First Chicago Corporation Executive Estate Plan ("FCC Plan") who were "retired participants" as defined under the NBD Plan or the FCC Plan as of December 31, 1996 shall participate as Retired Participants hereunder.

     (c) Continued Eligibility. A Participant shall remain a Participant only for so long as he continues in the employ of the Corporation or is a Retired Participant or a Disabled Participant; however, the Chief Executive Officer may, in his sole discretion, terminate a Participant's participation at any time for any reason prior to a Participant becoming a Retired Participant or a Disabled Participant. The Committee in its sole discretion may terminate a Participant's participation in the Plan only as provided in Section 11.

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7.  Amount of Pre-Retirement Death Benefit.

     (a) Death of Participant. Upon the death of a Participant prior to his or her Retirement from the Corporation, the Corporation shall pay to his or her designated beneficiary a death benefit equal to four hundred percent (400%) of the Participant's annual base salary at the time of death.

     (b) Disabled Participant. If a Disabled Participant dies before attaining age sixty-five (65), the Corporation shall pay to his or her designated beneficiary a benefit equal to four hundred percent (400%) of the Participant's annual base salary determined as of the date of his or her Disability. If a Disabled Participant attains age sixty-five (65), such Participant shall thereupon be deemed to be a Retired Participant as of the Participant's attainment of age 65 and entitled to benefit coverage only in accordance with
Section 8, based on the Participant's annual base salary determined as of the date of his or her Disability. If a Disabled Participant recovers from Disability, the Participant shall be deemed to be a Retired Participant as of the date he or she recovers from the Disability if such Participant is at least age fifty-five (55) and has 15 years of vesting service under the PPAP on that date and does not then return to employment with the Corporation. A Disabled Participant who recovers from Disability prior to attaining age 55 with 15 years of vesting service under the PPAP shall no longer be a Participant and shall have no further interest or rights under the Plan, except as may be provided by such person's subsequent participation in the Plan.

8.  Amount of Post-Retirement Death Benefit.

     Upon the death of a Retired Participant (i) during the first twelve (12) months following Retirement, the Corporation shall pay to the Participant's designated beneficiary a death benefit equal to two hundred percent (200%) of the Participant's annual base salary at the time of the Participant's Retirement; (ii) during the second twelve (12) month period following Retirement, the Corporation shall pay to the Participant's designated beneficiary a benefit equal to one hundred seventy-five percent (175%) of the Participant's annual base salary at the time of the Participant's Retirement;
(iii) during the third twelve (12) month period following Retirement, the Corporation shall pay to the Participant's designated beneficiary a death benefit equal to one hundred fifty percent (150%) of the Participant's annual base salary at the time of the Participant's Retirement; or (iv) during or subsequent to the thirty-seventh month following Retirement, the Corporation shall pay to the Participant's designated beneficiary a death benefit equal to one hundred percent (100%) of the Participant's annual base salary at the time of the Participant's Retirement plus Twenty-Five Thousand Dollars ($25,000).

9.  Additional Benefit.

     In addition to the death benefit payable under either Section 7 or Section 8, a Participant's designated beneficiary will receive an additional benefit equal to 50% of the death benefit payable under Section 7 or Section 8.

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10.  Beneficiary Designation and Payment.

     (a) Beneficiary Designation. Each Participant shall complete a beneficiary designation form as prescribed by the Committee designating the beneficiary or beneficiaries to receive the amounts hereunder upon the Participant's death. Unless a Participant has previously made an irrevocable beneficiary designation, a Participant may change his or her beneficiary designation at any time without the consent of any previously designated beneficiary by completing a new beneficiary designation form and delivering such form to the Secretary of the Committee. Such new beneficiary designation shall be effective when the completed form is received by the Secretary of the Committee.

     (b) Payment. In the event a Participant failed to make a beneficiary designation, the amount payable under Section 7 or Section 8 shall be paid to the Participant's estate. The amount payable under Section 7 or Section 8 shall be paid within sixty (60) days of the receipt by the Secretary of the Committee of a certified copy of the death certificate of the deceased Participant. Any amount not paid within sixty (60) days of such receipt shall bear interest at the rate of interest announced from time to time as the corporate base rate by The First National Bank of Chicago or its successor by merger during the period from the date the payment should have been made to the date it is made. The Corporation shall withhold from such payment any applicable federal, state or local taxes thereon.

11.  General.

     (a) No Right to Employment. Neither the establishment of the Plan nor any provisions of the Plan or modification thereof shall be held or construed as giving any Participant in the Plan the right to be retained in the service of the Corporation and the Corporation expressly reserves the right to discharge any such Participant whenever the interests of the Corporation may so require.

     (b) Certain Activities. Notwithstanding any other provision in the Plan to the contrary, but subject to Section 11(c), and as determined solely by the Committee, (i) no benefit or coverage shall be provided under the Plan to any Participant, including a Retired Participant or Disabled Participant, who engages in any activity that, in the opinion of the Committee, is competitive with any activity of the Corporation (except that employment at the request of the Corporation with an entity in which the Corporation has, directly or indirectly, a substantial ownership interest, or other employment specifically approved by the Committee, shall not be considered to be an activity that is competitive with any activity of the Corporation) or otherwise acts, either prior to or after termination of employment, in any manner inimical or in any way contrary to the best interests of the Corporation; and (ii) no benefit or coverage under the Plan shall be provided to any Participant, including a Disabled Participant or Retired Participant, if the Participant's employment with the Corporation terminates because of dishonesty, fraud, misappropriation of funds, the commission of a felony, or willful or gross misconduct or willful or gross negligence in the performance of

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such person's duties, or if during the course of such employment, the
Participant engages in, or had engaged in, such conduct.

     (c) Rights of Participants. Any right of a Participant and his beneficiary hereunder shall be that of an unsecured general creditor of the Corporation, and no Participant or beneficiary shall have any preferred claims on, or any beneficial ownership in, the assets of the Corporation, including any assets in which the Corporation may invest to aid in meeting its obligations under the Plan.

     (d) No Assignment. To the maximum extent permitted by law, a Participant's or beneficiary's interest and rights shall not be assignable in law or in equity or subject to any manner of alienation, sale, transfer, claims of creditors, pledge, attachment, garnishment, levy, execution, or encumbrances of any kind, except that a Participant shall have the right under Section 10(a) to designate irrevocably a beneficiary to receive the amounts hereunder upon the Participant's death.

     (e) Incompetent Beneficiary. If the Committee determines that a beneficiary is legally incompetent to receive a distribution hereunder, the Committee may cause any distribution due to such beneficiary to be made to the guardian or other legal representative of such beneficiary, or in the absence of such guardian or other legal representative, to such other person or institution who is otherwise maintaining and has custody of such beneficiary. Such distribution, to the extent made, shall be a valid and complete discharge of liability therefor under the Plan.

12.  Amendment, Suspension and Termination.

     The Board of Directors of First Chicago NBD Corporation reserves the right at any time to amend, suspend or terminate the Plan; provided, however, no such amendment, suspension or termination shall adversely affect the rights hereunder of any Participant in the Plan unless the prior written approval of the Participant so affected is obtained.

13.  Governing Law.

The Plan and all determinations made and action taken pursuant thereto shall be governed by the laws of the State of Illinois and construed in accordance therewith.

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